As filed with the Securities and Exchange Commission on August 26, 2016

Registration No. 333-194769

Registration No. 333-178128

Registration No. 333-164320

Registration No. 333-144147

Registration No. 333-144139

Registration No.   333-68911

Registration No.   333-69041

Registration No.   333-11611

Registration No.   333-11609

Registration No.     33-97612

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WAVE SYSTEMS CORP.

(Exact name of registrant as specified in its charter)

Delaware	13-3477246
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Delaware Avenue, Suite 1100

Wilmington, Delaware 19801

(Address of Principal Executive Offices)

Amended and Restated 1994 Employee Stock Option Plan

Amended and Restated Non-Employee Directors Stock Option Plan

(Full title of the Plan)

David W. Carickhoff

Chapter 11 Trustee

300 Delaware Avenue

Suite 1100

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 777-4350

(Telephone number, including area code, of agent for service)

copies to:

Alan M. Root, Esq.

Archer & Greiner P.C.

300 Delaware Avenue

Suite 1100

Wilmington, DE 19801

(302) 777-4350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

Wave Systems Corp. (the “Company”) is filing this Post-Effective Amendment No. 2 to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), to deregister securities of the Company, if any, that remain unsold under the Registration Statements:

•	Registration Statement on Form S-8 (File No. 333-194769), filed on March 24, 2014, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 5,000,000 shares of Class A Common Stock (“Common Stock”), par value $0.01 per share, issuable under the Company’s Amended and Restated 1994 Employee Stock Option Plan (f/k/a 1994 Stock Option Plan) (the “Employee Plan”);

•	Registration Statement on Form S-8 (File No. 333-178128), filed on November 22, 2011, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 5,000,000 shares of Common Stock issuable under the Employee Plan;

•	Registration Statement on Form S-8 (File No. 333-164320), filed on January 13, 2010, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 3,500,000 shares of Common Stock issuable under the Employee Plan;

•	Registration Statement on Form S-8 (File No. 333-144147), filed on June 28, 2007, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 666,677 shares of Common Stock issuable under the Company’s Amended and Restated 1994 Non-Employee Directors Stock Option Plan (f/k/a 1994 Non-Employee Directors Stock Option Plan) (the “Directors Plan”);

•	Registration Statement on Form S-8 (File No. 333-144139), filed on June 28, 2007, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 7,833,334 shares of Common Stock issuable under the Employee Plan;

•	Registration Statement on Form S-8 (File No. 333-68911), filed on December 15, 1998, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 500,000 shares of Common Stock issuable under the Directors Plan;

•	Registration Statement on Form S-8 (File No. 333-69041), filed on December 16, 1998, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 6,000,000 shares of Common Stock issuable under the Employee Plan;

•	Registration Statement on Form S-8 (File No. 333-11611), filed on September 9, 1996, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 1,000,000 shares of Common Stock issuable under the Employee Plan;

•	Registration Statement on Form S-8 (File No. 333-11609), filed on September 9, 1996, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 500,000 shares of Common Stock issuable under the Directors Plan; and

•	Registration Statement on Form S-8 (File No. 333-97612), filed on October 2, 1995, and amended by Post-Effective Amendment No. 1 filed on June 19, 2015, registering 1,000,000 shares of Common Stock issuable under the Employee Plan.

On February 1, 2016, the Company commenced a bankruptcy case (the “Chapter 7 Case”) by filing a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On May 16, 2016, the Bankruptcy Court entered an order converting the Chapter 7 Case to a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code (the “Chapter 11 Case”). As a result, since May 20, 2016, the Company has been operated under a court appointed Chapter 11 Trustee under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As contemplated by the Company’s Plan of Reorganization (originally filed with the Bankruptcy Court on June 17, 2016 and amended on August 23, 2016 and as further amended, modified or supplemented from time to time (the “Plan of Reorganization”)), all shares of capital stock of the Company outstanding on the effective date of the Plan of Reorganization, including shares of Common Stock, preferred stock and other direct or indirect ownership interests in the Company, and all options, warrants and other rights to acquire, sell or exchange any such securities or interests, will be cancelled, released and extinguished, and the holders of such equity interests shall not receive any distribution of property on account of such equity interests, unless amounts remain in the bankruptcy estate following satisfaction of all allowed claims of the Company’s creditors.

As a result of the Chapter 11 Case and the contemplated Plan of Reorganization, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on August 26, 2016.

WAVE SYSTEMS CORP.

By:	/s/ David W. Carickhoff
David W. Carickhoff
Chapter 11 Trustee